                          STOCKHOLDER VOTING AGREEMENT

                                 by and between

                            Red Cube International AG

                                       and

                              Winter Harbor, L.L.C

                         dated as of September 11, 2000

                          STOCKHOLDER VOTING AGREEMENT

         STOCKHOLDER VOTING AGREEMENT, dated as of September 11, 2000 (this
"Agreement"), by and between Winter Harbor, L.L.C., a Delaware limited liability company ("Winter Harbor"), and Red Cube International AG, an Aktiengesellschaft
organized under the laws of Switzerland ("Red Cube").

         WHEREAS, Winter Harbor and Red Cube have entered into a Securities
Purchase Agreement, dated August 30, 2000 (the "Securities Purchase Agreement"), which provides, among other things, for the purchase by Red Cube of all securities of I-Link Incorporated, a Florida corporation ("I-Link") held by
Winter Harbor and mentioned in Exhibit A to the Securities Purchase Agreement
(such securities, together with any additional securities of I-Link described in
Section 4, but excluding the First Closing Securities after the First Closing, being referred to herein as the "Subject Securities");

         WHEREAS, Winter Harbor is the holder of a certain number of shares of certain series of preferred stock of I-Link and Red Cube is the holder of a certain number of shares of the common stock of I-Link; and

         WHEREAS, as a condition and inducement to their willingness to enter into the Agreement, Red Cube has requested that Winter Harbor enter into arrangements with respect to the voting rights of the Subject Securities (i)
during the period starting on the date hereof and until the First Closing Date as such term is defined in the Securities Purchase Agreement, and (ii) from the
First Closing Date and thereafter, upon the terms and subject to the conditions hereof;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Voting Agreements. Until the First Closing Date and at any
time thereafter, if the irrevocable proxy granted to Red Cube under Section
5.6(a) of the Securities Purchase Agreement is determined to be invalid or unenforceable in any respect, Winter Harbor shall, at any meeting of stockholders of I-Link, however called, including any adjourned or postponed meeting, and in any action by consent of the stockholders of I-Link or in any other circumstances upon which a vote, consent or other approval is sought, vote
(or cause to be voted), or, if applicable, give consent or approval with respect to, all of the Subject Securities that Winter Harbor has the right to vote in respect of any proposal presented to the stockholders of I-Link (except for proposals or matters that are solely concerned with the operational conduct of the business of I-Link as such business has been conducted in its ordinary course and consistent with past practices), only as and if directed by Red Cube.
In the event that Red Cube fails to direct Winter Harbor concerning a matter upon which a vote, consent or approval is required, Winter Harbor shall abstain from such vote, consent or approval except for the purposes of determining a quorum with respect to such vote, consent or approval. Any such vote shall be cast or consent shall be given for purposes of this Section 1 in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of

determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent.

         2. Covenants. From and after the date of this Agreement, except as contemplated by the Securities Purchase Agreement, Winter Harbor agrees not to, and to use its commercially reasonable efforts to cause any investment banker, attorney or other adviser or representative of Winter Harbor not to, (i)
sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, exchange, pledge, assignment, hypothecation, encumbrance, tender or other disposition of the Subject Securities; (ii) acquire any additional shares of common stock of I-Link shares or securities convertible into or exercisable for such shares or exercise; (iii) convert or exchange any of the Subject Securities without the prior written consent of Red Cube; (iv)
grant any proxies with respect to any Subject Securities, deposit any such
Subject Securities into a voting trust or enter into a voting or option agreement with respect to any of such Subject Securities; (v) directly or indirectly, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person (other than Red Cube, its affiliates, and their respective agents and representatives) relating to, any sale, pledge, encumbrance or other disposition of the Subject Securities or any merger or sale of securities or substantial assets of, or any similar transaction involving, I-Link and Winter Harbor; or (vi) take any action which would make any representation or warranty of Winter Harbor herein untrue or incorrect. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as
amended (the "Exchange Act").

         3. Representations and Warranties of Winter Harbor. Winter
Harbor represents and warrants to Red Cube that:

         (a) Capacity; No Violations. Winter Harbor has the necessary limited liability company authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Winter Harbor, and constitutes a valid and binding agreement of Winter Harbor enforceable against Winter Harbor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and such execution and delivery and performance by Winter Harbor of this Agreement will not (i) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien, as defined below (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any material contract of Winter Harbor or to which Winter Harbor or its properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the certificate of formation, the limited liability company agreement or other organizational documents or agreements of Winter Harbor, or
(iii) require any consent or approval under any such law, rule, regulation, judgment, decree,

order, governmental or non-governmental permit or license or the consent or approval of any other party to any material contract of Winter Harbor or to which Winter Harbor or its properties is subject or bound. In this Agreement,
"Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

         (b) Subject Securities. Winter Harbor is the record holder of, has sole voting and dispositive power over, and has good and valid title to, the
Subject Securities free and clear of all Liens (other than any Lien created by this Agreement or the Securities Purchase Agreement) and, except as provided by this Agreement, there are no options or rights to acquire or proxies, voting trusts or voting agreements relating to the Subject Securities to which Winter
Harbor is a party, other than the Shareholders Agreement dated as of October 10,
1997, among Medcross Inc. (the predecessor of I-Link), Winter Harbor and certain shareholders of Medcross Inc., and the Securities Purchase Agreement. As of the
date hereof, the Subject Securities and other securities of I-Link that are issuable upon the exercise, conversion or exchange of the Subject Securities are the only securities of any class of capital stock of I-Link which Winter Harbor has the right, power or authority (sole or shared) to sell or vote, and Winter
Harbor does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of I-Link or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of I-Link.

         4. Adjustments; Additional Shares. In the event of any stock dividend, stock split, reverse stock split, stock distribution, spin-off recapitalization, reclassification, subdivision, combination or exchange of securities on, of or affecting the Subject Securities, or other similar transactions, such securities held by Winter Harbor immediately following the effectiveness of these events shall become Subject Securities hereunder.

         5. Expenses. Each party hereto shall pay its own expenses
incurred in connection with this Agreement.

         6. Specific Performance. Winter Harbor acknowledges and agrees that if it fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Red Cube for which money damages would not be an adequate remedy. In such event, Winter Harbor agrees that Red Cube shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Red Cube should institute an action or proceeding seeking specific enforcement of the provisions hereof, Winter Harbor hereby waives the claim or defense that Red
Cube has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

         7. Notices. All notices or other communications under this
Agreement shall be delivered in accordance with Section 10.2 of the Securities
Purchase Agreement.

         8. Parties in Interest. This Agreement shall inure to the
benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Red Cube, Winter Harbor or their successors or assigns, any rights or remedies under or by reason of this Agreement.

         9. Entire Agreement; Amendments. This Agreement and the
Securities Purchase Agreement, together, contain the entire agreement between
Winter Harbor and Red Cube with respect to the subject matter hereof and supersede all prior and all contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         10. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Red Cube may assign its rights and obligations hereunder to any Affiliate (as such term is defined in the
Securities Purchase Agreement) of Red Cube to which Red Cube assigns its rights under the Securities Purchase Agreement.

         11. Cooperation. If any notices, approvals or filings are
required with any regulatory commission or agency in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement,
Winter Harbor and Red Cube shall cooperate in making such notices or filings or in obtaining such approvals.

         12. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

         13. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable Florida principles of conflicts of law).

         15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the

validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         16. Termination. This Agreement shall terminate on the earliest of (i) the Second Closing Date, as such term is defined in the Securities
Purchase Agreement; (ii) the fifth business day following the date on which ordinary shares of Red Cube commence trading on the SWX New Market; (iii) April
2, 2000; and (iv) the termination of the Securities Purchase Agreement.

         IN WITNESS WHEREOF, Winter Harbor and Red Cube have caused this
Agreement to be duly executed and delivered on the day and year first above written.

                        Winter Harbor, L.L.C.

                        By:  First Media, L.P., its member

                        By:  First Media Corporation, its
                             general partner

                              /s/ Ralph Hardy Jr.
                             Name:  Ralph Hardy Jr.
                             Title: Secretary and Principal Executive Officer

                        Red Cube International AG

                        By:   /s/ Niklaus F. Zenger
                             Name:  Niklaus F. Zenger
                             Title: Chief Executive Officer